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                                                                    Exhibit 23.1


The Board of Directors
TransMontaigne Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-23691) on Form S-3 and the registration statements (Nos. 333-04405, 333-15055 and 333-34579) on Form S-8 of TransMontaigne Inc. of our report dated August 25, 2000, relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 2000 and 1999, the two months ended June 30, 1998, and the year ended April 30, 1998, which report appears in the June 30, 2000 annual report on Form 10-K of TransMontaigne Inc.



                                    KPMG LLP

Atlanta, Georgia
September 21, 2000